Exhibit No. 4.3
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Amendment No. 5 to Form F-8 (the “Registration Statement”) of our report dated February 24, 2010 (except as to notes 3(d) and 23 which are as of August 27, 2010), relating to the consolidated financial statements of Boralex Inc. (the “Corporation”) as at and for each of the years ended December 31, 2009 and 2008, which is incorporated by reference in the notice of extension and variation, dated August 31, 2010, relating to the offer and take-over bid circular dated May 18, 2010, as amended, to purchase all of the issued and outstanding trust units of Boralex Power Income Fund (the “Circular”), which forms part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in the Circular, which forms part of the Registration Statement. We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form incorporated by reference in the Circular which forms part of the Registration Statement.
/s/ PricewaterhouseCoopers LLP
Montreal, Canada
August 31, 2010